Exhibit 99.1

Contact: Nadine Padilla Vice President, Corporate & Investor Relations Biosite Incorporated (858) 805-2803 npadilla@biosite.com

October 7, 2005

BIOSITE ANNOUNCES TWO NEW SENIOR VICE PRESIDENTS

Additions to Management Team to Strengthen Worldwide Sales, Marketing Efforts

SAN DIEGO—Biosite® Incorporated (Nasdaq: BSTE) today announced it has expanded its management team to strengthen the Company’s worldwide marketing and sales efforts. Robert Anacone has joined Biosite as senior vice president of worldwide marketing and sales and Winton Gibbons was hired as senior vice president strategic and global product marketing, a new role created to bolster pre-commercialization market analysis and development for potential novel Biosite products. The two positions will report to Tom Watlington, Biosite’s executive vice president and chief operating officer.

“Biosite is focused on developing ground-breaking new medical diagnostic products,” said Kim Blickenstaff, Biosite’s chairman and chief executive officer. “Novel products such as ours require long-term, continuous market development that commences before launch and continues with strong commercialization. These individuals bring unique strengths that we believe will enhance Biosite’s ability to identify and build new markets.”

Anacone has more than thirty years of healthcare experience in the pharmaceutical, diagnostics and life science industries. Most recently, he was chairman, president and chief executive officer of MediSpectra (Lexington, Mass.), a privately held medical device company developing proprietary optical detection technology for cancer and other human tissue abnormalities. Anacone will stay on as chairman at MediSpectra after he joins Biosite. Throughout his career, Anacone held senior marketing and sales positions at Perceptive Biosystems (Boston), Serono Diagnostics (Boston), Gene-Trak Systems (Framingham, Mass.), and Hybritech (San Diego) and held sales positions at Ortho Diagnostics, Division of Johnson & Johnson, Abbott Laboratories, Diagnostics Division and Squibb Pharmaceuticals. Anacone received his bachelor of science degree in economics from the University of Hartford in Hartford, Conn. In his new role, Anacone will coordinate and manage worldwide marketing and sales operations for Biosite.

-more-

BIOSITE ADDS TO EXECUTIVE MANAGEMENT TEAM

Gibbons previously served as a sell-side analyst and principal at William Blair & Company, where he built the firm’s biotech, pharmaceutical, life sciences and diagnostic research franchise and expertise. He covered Biosite as a research analyst while at Blair and therefore has considerable knowledge of Biosite’s business. Previously, Mr. Gibbons spent three years as vice president of strategy and business development for the patient care division of Boehringer Mannheim (now part of Roche Diagnostics) where he was charged with strategic planning, business development and new product planning. Before that, he was director of management services at Merck & Company, and also held manager and consultant positions at McKinsey & Company. He received his bachelor of science degree in chemistry from Duke University and his master’s in business administration from the University of Chicago Graduate School of Business. He serves as an advisory board member for the Center for Biotechnology at Northwestern University’s Kellogg School of Management.

The strategic and global product marketing group Gibbons will lead is charged with developing and preparing the market for novel medical diagnostic tests from Biosite’s Discovery program. After the products are launched, the strategic and new product marketing group will continue to work with research and development and corporate development to plan for product improvements and new generations of products.

About Biosite Incorporated

Biosite Incorporated is a leading bio-medical company commercializing proteomics discoveries for the advancement of medical diagnosis. The Company’s products contribute to improvements in medical care by aiding physicians in the diagnosis of critical diseases and health conditions. Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in more than 50 international markets.  Information on Biosite can be found at www.biosite.com.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including but not limited to statements that are preceded by, followed by, or that include the words “w ill”; “believes”; “should”; “intend”; “anticipates”; “plans”; “expects”; “estimates”; or similar statements. Forward-looking statements in this press release include statements regarding the impact that Messrs. Anacone and Gibbons will have on Biosite’s ability to build new markets and Biosite’s ability to develop and commercialize novel products. Risks and uncertainties include risks associated with the product development process, including Biosite’s ability to complete satisfactory clinical trials on a timely basis, risks associated with Biosite’s ability to obtain regulatory approvals and complete other clinical and pre-market activities needed to launch new products as currently planned, and expenses or other logistical risks that the Company may experience in transitioning from a distributor sales model to a direct sales model in selected international markets. Biosite also faces risks associated with pending litigation between the company and Roche Diagnostics Corporation and certain of its affiliates (collectively “Roche”), including whether Biosite will be able to successfully assert its claims against Roche, whether Biosite will be able to successfully defend against the claims that Roche is asserting against the Company, as well as whether the litigation will result in a significant diversion of effort by Biosite’s management and scientific personnel and/or the expenditure of funds that exceed the Company’s current estimates. Other risks that should be considered include risks associated with changing market conditions, sales, profitability, and the extent to which products under development are successfully developed and gain market acceptance, risks associated with the introduction of competitive products from companies with greater capital and resources, and risks and expenses associated with litigation, contract disputes, patent conflicts, product recalls, manufacturing constraints, backlog, delays or inefficiencies, shipment problems, seasonal customer demand, the timing of significant orders, changes in reimbursement policies, regulatory changes, competitive pressures on average selling prices, changes in the mix of products sold, and the other risks detailed in the Company’s most recent Annual Report on Form 10-K, as amended, Quarterly Report on Form 10-Q, and other SEC filings. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Copies of the Company’s SEC filings are available from the Investor Relations department.

###

Biosite®, Triage® and New Dimensions in Diagnosis® are registered trademarks of Biosite Incorporated.  The Company’s logo is a trademark of Biosite Incorporated.